May 12, 2005

Consent of Independent Accountants

We hereby consent to the incorporation, in this Registration Statement on Form 20-F of Kimber Resources Inc., of our report dated September 16, 2004, except as to Note 14 which is as of October 6, 2004, on our audit of the consolidated financial statements of the Company as at and for the year ended June 30, 2004.

“D&H Group LLP”
Chartered Accountants

D&H Group LLP
a B.C. Limited Liability Partnership of Corporations
A Member of BHD Association with affiliated offices across Canada and Internationally
10th Floor, 1333 West Broadway, Vancouver, B.C. V6H 4C1 • www.dhgroup.ca • F (604) 731-9923 • T (604) 731-5881